EXHIBIT 99.1

Summer Infant Reports Fourth Quarter Results

Exited 2016 with Strengthened Balance Sheet and Significantly Improved Bottom Line Results;

With Lawsuit Behind it, Company Well Positioned for 2017

WOONSOCKET, R.I., Feb. 22, 2017 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal fourth quarter ended December 31, 2016.

“Looking back on 2016, we accomplished a great deal and took the necessary steps to position the Company for even better operating performance going forward,” said Mark Messner, President and CEO. “Using $8.8 million of cash generation, we paid down $6.5 million of debt – further strengthening the balance sheet – and lowered our interest expense in tandem. At the same time, even including certain one-time expenses, we reduced G&A by more than 10%, and the Company’s prior litigation issue is now behind us. All in all, Summer Infant is stronger now than it’s been in years.

“We also took strategic measures in the fourth quarter to further focus the Company’s product portfolio after a thorough review of our brands and consumer trends. Such actions, which had a negative impact on both revenue and bottom line results, were appropriate given our new emphasis on more profitable products, stronger retail partnerships, and improved channel management. We continue to develop a brand strategy to elevate our position in the market and yield better results vis-à-vis new product introductions, and initial results appear promising. I feel confident that the Company is making significant progress leveraging its talents and core strengths to develop and bring to market innovative concepts that will delight parents, spur higher demand from our retail partners, and, ultimately, gratify shareholders.”

Fourth Quarter Results

Net sales for the three months ended December 31, 2016 were $45.5 million compared with $50.8 million for the three months ended January 2, 2016. Revenue was down due to lower than expected sales of Born Free® Breeze™ bottles and certain Summer® monitors, partially offset by increased sales of safety and gear products. The three months ended December 31, 2016 also included $0.5 million of unfavorable foreign exchange on a constant currency basis, primarily due to the decline in the value of the British pound.

Gross profit for the fourth quarter of 2016 was $14.3 million compared with $15.6 million for the fourth quarter of 2015, and gross margin was 31.4% in 2016 versus 30.7% in the prior-year period. The three months ended December 31, 2016 included $0.3 million of unfavorable foreign exchange on a constant currency basis. The fiscal 2015 fourth quarter included $0.1 million in losses on the sale of inventory below cost (related to the Company’s bank-approved inventory reduction plan) and $0.4 million in temporary costs related to Summer Infant’s West Coast distribution center.

Selling expenses were $3.8 million in the fourth quarter of 2016 compared with $4.5 million in the fourth quarter of 2015. General and administrative expenses (G&A) were $10.8 million in 2016 versus $10.9 million last year; the fourth quarter of 2016 included $0.2 million of litigation costs, versus $1.0 million of litigation costs in the fourth quarter of 2015. G&A as a percent of sales was 23.8% in the 2016 fourth quarter versus 21.5% last year. Interest expense was $0.8 million in the fourth quarter of 2016 compared to $0.6 million in the prior-year period.

The Company reported a net loss of $4.5 million, or $(0.24) per share, in the fourth quarter of 2016 compared with a net loss of $3.1 million, or $(0.17) per share, in the prior-year period. In the fourth quarter of 2016, the Company undertook an intangible asset impairment analysis and subsequently recorded a non-cash impairment charge of $3.0 million related to its Born Free® brand.

Adjusted EBITDA for the fourth quarter of 2016 was $0.9 million versus $1.8 million for the fourth quarter of 2015. Adjusted EBITDA in 2016 includes $1.1 million in bank permitted add-back charges compared with $1.5 million in the prior-year period, as defined in our amended credit facility as of February 2017.

Adjusted EBITDA is a non-GAAP metric. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Full Year Results

Net sales for the twelve months ended December 31, 2016 were $194.3 million compared with $205.8 million in the prior fiscal year. Taking into consideration $8.3 million of sales related to the Company’s bank-approved inventory reduction plan and furniture exit in 2015, revenue was down modestly year-over-year. Fiscal 2016 also included $2.1 million of unfavorable foreign exchange on a constant currency basis, primarily due to the decline in the value of the British pound. The year-over-year performance reflected lower than expected sales of Born Free® Breeze™ bottles and certain Summer monitors, partially offset by increased sales of safety and gear products.

Gross profit for the full year was $61.8 million compared with $62.0 million for fiscal 2015, and gross margin was 31.8% in 2016 versus 30.1% in the prior-year period. Fiscal 2016 included $0.9 million of unfavorable foreign exchange on a constant currency basis, $0.9 million in cost overages for certain product introductions, and $0.3 million in temporary additional costs due to inventory mix changes at Summer’s West Coast distribution center. Fiscal 2015 included $1.9 million in losses on the sale of inventory below cost (related to the aforementioned inventory reduction plan), $0.9 million of inventory charges tied to exiting the furniture business, and $0.7 million in temporary costs related to the Company’s West Coast distribution center.

Selling expenses were $15.3 million in 2016 compared with $17.8 million in 2015. General and administrative expenses (G&A) were $41.3 million in 2016 versus $46.1 million last year – a decline of 10.5% -- as litigation costs fell to $2.4 million from $6.6 million in fiscal 2015. G&A as a percent of sales fell to 21.2% in 2016 from 22.4% last year. Interest expense declined to $2.7 million in 2016 from $3.3 million in 2015.

The Company reported a net loss of $4.3 million, or $(0.23) per share, in 2016 compared with a net loss of $8.7 million, or $(0.47) per share, in 2015. Adjusted EBITDA for 2016 was $10.6 million versus $9.7 million last year. Adjusted EBITDA in 2016 includes $4.9 million in bank permitted add-back charges compared with $10.8 million in the prior-year period,as defined in our amended credit facility in February 2017.

Balance Sheet Highlights

As of December 31, 2016, Summer Infant had approximately $1.0 million of cash and $46.9 million of bank debt compared with $0.9 million of cash and $53.6 million of bank debt as of January 2, 2016.  The Company’s bank leverage ratio was 5.1 times the trailing twelve months’ Adjusted EBITDA at year end, as compared with 5.5 at the beginning of the fiscal year.

Inventory as of December 31, 2016 was $36.1 million compared with $36.8 million as of January 2, 2016. Trade receivables at the end of the year were $34.1 million compared with $40.5 million as of January 2, 2016. Accounts payable and accrued expenses were $38.4 million as of December 31, 2016 compared with $39.1 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, February 23, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 866-652-5200 or 412-317-6060. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release.  Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Non-GAAP adjusted net income/loss and adjusted earnings/loss per share exclude certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements and comply with the financial covenants of its loan agreements.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding future operating performance and the impact of its brand strategy for 2017 and beyond. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	December 31, 2016	January 2, 2016

Cash and cash equivalents	$999	$923
Trade receivables, net	34,137	40,514
Inventory, net	36,140	36,846
Property and equipment, net	9,965	12,007
Intangible assets, net	14,813	18,512
Other assets	5,683	4,336
Total assets	$101,737	$113,138

Accounts payable	$30,684	$29,541
Accrued expenses	7,757	9,584
Current portion of long-term debt	4,500	3,318
Long term debt, less current portion (1)	41,206	48,767
Other long term liabilities	2,770	2,962
Total liabilities	86,917	94,172

Total stockholders’ equity	14,820	18,966
Total liabilities and stockholders’ equity	$101,737	$113,138

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,226 and $1,489 of unamortized financing fees in the periods ending December 31, 2016 and January 2, 2016, respectively.

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Net sales	$45,531	$50,779	$194,328	$205,804
Cost of goods sold	31,233	35,180	132,577	143,854
Gross profit	$14,298	$15,599	$61,751	$61,950
General and administrative expenses(1)	10,823	10,897	41,292	46,132
Selling expense	3,785	4,485	15,269	17,780
Depreciation and amortization	1,568	2,853	5,011	6,780
Impairment of intangible assets	2,993	-	2,993	-
Operating loss	$(4,871)	$(2,636)	$(2,814)	$(8,742)
Interest expense	781	580	2,682	3,333
Loss before taxes	$(5,652)	$(3,216)	$(5,496)	$(12,075)
Income tax expense benefit	(1,174)	(111)	(1,174)	(3,424)
Net loss	$(4,478)	$(3,105)	$(4,322)	$(8,651)
Loss per diluted share	$(0.24)	$(0.17)	$(0.23)	$(0.47)

Shares used in fully diluted EPS	18,488,342	18,351,914	18,440,436	18,267,596

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

Reconciliation of Adjusted EBITDA
Net loss (GAAP)	$(4,478)	$(3,105)	$(4,322)	$(8,651)
Plus: interest expense	781	580	2,682	3,333
Plus: benefit for income taxes	(1,174)	(111)	(1,174)	(3,424)
Plus: depreciation and amortization	1,568	2,853	5,011	6,780
Plus: impairment of intangible assets	2,993	-	2,993	-
Plus: non-cash stock based compensation expense	88	165	482	865
Plus: permitted add-backs (a)	1,088	1,454	4,934	10,794
Adjusted EBITDA (Non-GAAP) (b)	$866	$1,836	$10,606	$9,697

Reconciliation of Adjusted EPS
Net loss (GAAP)	$(4,478)	$(3,105)	$(4,322)	$(8,651)
Plus: permitted add-backs(a)	1,088	1,454	4,934	10,794
Plus: accelerated amortization(c)	-	1,532	-	1,532
Plus: impairment of intangible assets (d)	2,993	-	2,993	-
Plus: unamortized financing costs (e)	-	-	-	685
Tax impact of items impacting comparability(f)	(1,072)	(973)	(2,322)	(4,241)
Adjusted Net (loss)/income (Non-GAAP)	$(1,469)	$(1,092)	$1,283	$119
Adjusted (Loss)/Earnings per diluted share (Non-GAAP)	$(0.08)	$(0.06)	$0.07	$0.01

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements, as amended on February 2017. Permitted add-backs for the three months ended December 31, 2016 consisted of Born Free cost overages $236 ($77 tax impact), company bonus $550 ($179 tax impact), special projects, primarily litigation fees $159 ($52 tax impact), board fees $108 ($35 tax impact), and restructuring fees $35 ($11 tax impact). Permitted add-backs for the three months ended January 2, 2016 consisted of special projects, primarily litigation fees $1,119 ($366 tax impact), severance costs $179 ($58 tax impact), board fees $97 ($32 tax impact), and losses from the inventory liquidation plan $59 ($19 tax impact). Permitted add-backs for the twelve months ended December 31, 2016 consisted of special projects, primarily litigation fees $2,566 ($834 tax impact), Born Free cost overages $890 ($289 tax impact), company bonus $550 ($179 tax impact), board fees $476 ($155 tax impact), restructuring fees $353 ($115 tax impact) and severance related costs $99 ($32 tax impact). Permitted add-backs for the twelve months ended January 2, 2016 consisted of special projects, primarily litigation fees $7,140 ($2,329 tax impact), losses from the inventory liquidation plan $1,937 ($632 tax impact), losses from exiting the furniture category $949 ($309 tax impact), board fees $538 ($175 tax impact), and severance related costs $230 ($75 tax impact).

(b) As defined in our February 2017 amendment to our credit facilities.

(c) Accelerated amortization on old technology was $1,532 ($498 tax impact), as we moved to our next generation of technology being developed in our product lines.

(d) Impairment of intangible assets was $2,993 ($718 tax impact), as we wrote down the value of an indefinite-lived asset.

(e) Write off of unamortized deferred financing costs and termination fees associated with the Company's old credit facility, reflecting a $685 ($223 tax impact) charge for the twelve months ending January 2, 2016.

(f) Represents the aggregate tax impact of the adjusted items set forth above based on the applicable tax rate for the periods presented relevant to their jurisdictions and the nature of the adjustments.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com